                               ASSIGNMENT OF TRADEMARKS


          THIS ASSIGNMENT OF TRADEMARKS (this "ASSIGNMENT"), is made and entered into as of January 25, 1996 by KEEBLER COMPANY, a Delaware corporation ("ASSIGNOR"), in favor of THE O'BOISIE CORPORATION, an Illinois corporation ("ASSIGNEE"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).

                                 W I T N E S S E T H:

          WHEREAS, Assignor owns and uses in its business various intangible assets, including trademarks and service marks, together with the goodwill symbolized by said marks, listed on SCHEDULE I attached hereto, as the same may be amended from time to time, and all designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto (collectively, the "TRADEMARKS");

          WHEREAS, Assignor and Assignee have entered into a Snack Assets Purchase Agreement, dated November 18, 1995 (as modified, amended or supplemented from time to time, the "PURCHASE AGREEMENT"), providing for the purchase by the Assignee of certain assets of the Assignor relating to its salty snack business;

          WHEREAS, the Assignee has required, as a condition to its entering into the Purchase Agreement, that Assignor execute and deliver this Assignment in favor of the Assignee.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignor:

          1. Assignor hereby transfers to Assignee all right, title and interest in, to and under each of the Trademarks, and including all trademark rights with respect thereto and all federal and state registrations therefor heretofore or hereafter granted or applied for, the right (but not the obligation) to register claims under any state or federal trademark law or regulation and to apply for, renew and extend the Trademarks, registrations and trademark rights, the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of Assignor or in the name of Assignee for past, present and future infringements of the Trademarks, registrations or trademark rights of Assignor and all rights (but not obligations) corresponding thereto in the United States, and any associated goodwill.

          2. The validity, interpretation and enforcement of this Assignment shall be governed by the laws of the State of Illinois without giving effect to the conflict of law principles thereof.

          3. Assignor hereby agrees on behalf of itself and its successors and assigns, that it will assist Assignee in any litigation, opposition or other proceedings which may arise involving the Trademarks and will execute and deliver to Assignee any and all additional documents and perform any further acts necessary to vest in Assignee the rights hereby conveyed; PROVIDED, HOWEVER, that any and all costs, expenses and charges incurred in relation to the foregoing will be borne by Assignee.

          4. This Assignment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          5. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, or delivered by a recognized overnight courier service to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

          If to the Assignor:

               United Biscuits (Holdings) plc
               Church Road
               West Drayton
               Middlesex, UB7 7PR
               England
               Facsimile No.: 44-1-895-43-2028
               Attention:  Alan Frew

               with a copy to:

               Rogers & Wells
               200 Park Avenue
               New York, New York  10166
               Facsimile No.:  (212) 878-8375
               Attention:  David W. Bernstein

          If to the Assignee:

               The O'Boisie Corporation
               c/o Kelly Food Products, Inc.
               1111 West 22nd Street
               Suite 640
               Oakbrook, Illinois 60521
               Facsimile No.: (708) 575-0295
               Attention: Dave Blue
               with a copy to:

               Katten, Muchin & Zavis
               525 W. Monroe Street
               Suite 1600
               Chicago, IL 60661-3693
               Facsimile No.: (312) 902-5523
               Attn: Richard E. Ginsberg

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the day and year first above written.

                                   KEEBLER COMPANY

                                   By:
                                      ---------------------------
                                        Name:
                                        Title:


Accepted:

THE O'BOISIE CORPORATION

By:
   ---------------------------
   Name:
   Title:

STATE OF ILLINOIS   )
                    ) ss.:
COUNTY OF _______   )



          On the ___ day of December 1995, before me personally came _____________, to me known, who being by me duly sworn, did depose and say that they reside at _____________________________, that they are the
_____________________________ of Keebler Company the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                         ------------------------------
                         Notary Public

STATE OF ILLINOIS   )
                    ) ss.:
COUNTY OF _______   )



          On the ___ day of December 1995, before me personally came _____________, to me known, who being by me duly sworn, did depose and say that he resides at _______________________________, that he is the
_______________________________ of The O'Boisie Corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                         ------------------------------
                         Notary Public

                                      SCHEDULE I

                                      TRADEMARKS

                    ----------------------------------------------


POTATO-BASED CHIPS
------------------
O'BOISIES-Registered Trademark-    -    U.S. Registration No. 1,511,130

TATO SKINS-Registered Trademark-   -    U.S. Registration No. 1,424,126

RIPPLIN'S-Registered Trademark-    -    U.S. Registration No. 1,558,272



FLOUR-BASED CHIPS
-----------------
PIZZARIA'S-Registered Trademark-   -    U.S. Registration No. 1,676,397



PRETZELS
--------
KNOTS-Registered Trademark-        -    U.S. Registration No. 961,049

BRAIDS-Registered Trademark-       -    U.S. Registration No. 1,417,946
                                              (Supplemental)
                                   -    U.S. Registration No. 1,537,532
                                              (Principal)

DIPS AND SALSAS
---------------